CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt	Jenn Wing
		Investor Relations	Media Relations
		303-220-0100	303-220-0100
		IR@ciber.com	jwing@ciber.com

CIBER SECOND QUARTER 2003 RESULTS BEST SINCE LATE 1999

Revenues up 14%, Earnings Per Share up 120% over 2002

GREENWOOD VILLAGE, Colo. – July 30, 2003 – CIBER, Inc. (NYSE: CBR) today reported results for the second quarter of 2003.  Revenues were in line with guidance updated on July 2, 2003 and earnings exceeded the updated guidance by $.01.  The reported results are CIBER’s highest revenue since the third quarter of 1999 and the highest net income since the fourth quarter of 1999.

Revenues for the second quarter 2003 were $177.1 million, an increase of 14 percent over 2002’s second quarter revenues of $155.1 million and a 4.5 percent sequential increase compared to $169.6 million reported for the first quarter of 2003.  Net income increased 113 percent to $6.8 million from $3.2 million for 2002’s second quarter and 48 percent from $4.6 million for 2003’s first quarter.  GAAP Earnings Per Share (EPS) of $.11 for the current quarter were a 120 percent improvement from 2002’s second quarter and a 57 percent improvement compared to 2003’s first quarter.

For the six months ended June 30, 2003, revenues totaled $346.7 million, an increase of 20 percent compared to $289.6 million reported in the first half of 2002.  Net income for the first six months of 2003 was $11.4 million, an increase of 138 percent over the same period of 2002.  Likewise, EPS increased 125 percent for the first half of 2003 to $.18 compared to $.08 reported for the first half of 2002.

“As guided, the second quarter was another quarter of solid improvement for CIBER.  Meaningful increases in our operating results transcended what is happening in the economy overall, let alone the IT services sector,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “It is also gratifying to see Wall Street’s interest in our sector after a prolonged out-of-favor period.”

Specific accomplishments in the quarter included:

•                  Assimilation and CIBER branding in Europe of the ECsoft Group plc acquisition that was effective February 1, 2003.  These operations were profitable for the just completed quarter, reversing their pre-closing results.

•                  Closing the AlphaNet Solutions, Inc. acquisition on June 25, 2003, effective June 30th.  The combined management teams of AlphaNet and CIBER’s Edison, New Jersey office are already working well together.

•                  On July 1, 2003, CIBER announced the formation of a joint venture with iGATE Global Solutions in Bangalore, India.  A majority owned subsidiary of iGATE Corporation, Pittsburgh, PA, iGATE Global Solutions has several thousand employees, is SEI level 5 certified, and is a better offshore solution for our customers than we could have created on our own.  We should note that we have worked with them for over a year and are very pleased with their work.

•                  Signing of a multi-million dollar, multi-year new client outsourcing deal with the U.S. Bureau of Land Management.

•                  Several press releases in the quarter highlighted project wins and completed projects in the package software arena, particularly PeopleSoft as well as in CIBER’s custom software development and outsourcing environments.

•                  Repurchase of approximately one million shares at an average cost of approximately $7.00 per share, including approximately 800,000 shares from the put transaction pending from a 2002 acquisition.

“Our North American pipeline at the end of June was $1.4 billion, an increase of almost 20 percent, or $200 million, from March 31, 2003.  Also, we had another strong bookings quarter, closing over $197 million in new North American business and achieving a 1.25 ‘book-to-bill’ ratio.  There is work, and more and more CIO’s are letting new projects start,” said Ed Longo, CIBER’s Chief Operating Officer.  “Our solution selling initiatives, and our price/value matrix, combined with CIBER’s reputation for delivery, are strong value propositions in today’s IT spending environment.”

For the third quarter, CIBER now expects revenues of $178-181 million and EPS of approximately $.10.  For calendar 2003, CIBER is tightening its guidance to revenues of $695-710 million and GAAP EPS of $.38-.41.  Cash EPS (the sum of GAAP EPS and tax adjusted amortization of intangible assets) for 2003 will be approximately $.03 greater than GAAP EPS.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from 60 CIBER, 10 DigiTerra and 10 CIBER Europe offices.  With offices in 10 countries, annualized revenue of approximately $700 million and approximately 6,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

CIBER, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except per share data	2003	2002	2003	2002
Consulting services	$168,950	$148,662	$333,814	$276,405
Other revenues	8,193	6,395	12,884	13,185
Total revenues	177,143	155,057	346,698	289,590

Cost of consulting services	119,472	105,087	237,803	197,281
Cost of other revenues	5,558	4,507	9,191	8,713
Selling, general and administrative expenses	39,938	39,774	79,161	74,870
Amortization of intangible assets	784	18	1,313	200
Operating income	11,391	5,671	19,230	8,526
Other income (expense), net	(126)	(308)	(519)	(488)
Income before income taxes	11,265	5,363	18,711	8,038
Income tax expense	4,419	2,147	7,297	3,215
Net income	$6,846	$3,216	$11,414	$4,823

Earnings per share – diluted	$0.11	$0.05	$0.18	$0.08

Weighted average shares – diluted	64,307	64,252	64,524	62,988

For the three months ended June 30, 2003 and 2002, respectively, earnings per share – basic was $0.11 and $0.05 and weighted average shares – basic were 63,851 and 63,572.

For the six months ended June 30, 2003 and 2002, respectively, earnings per share – basic was $0.18 and $0.08 and weighted average shares – basic were 64,026 and 62,081.

CIBER, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	June 30, 2003	December 31, 2002

Assets
Current assets:
Cash and cash equivalents	$21,374	$14,899
Accounts receivable, net	160,185	132,513
Prepaid expenses and other current assets	10,847	7,753
Income taxes refundable	5,045	3,570
Deferred income taxes	6,921	5,034
Total current assets	204,372	163,769

Property and equipment, net	17,413	17,624
Intangible assets, net	253,540	237,867
Other assets	2,696	7,881
Total assets	$478,021	$427,141

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,733	$13,527
Accrued compensation and related liabilities	35,377	30,360
Other accrued expenses and liabilities	28,353	17,988
Income taxes payable	275	1,047
Total current liabilities	85,738	62,922
Bank Line of Credit	42,250	21,864
Other long-term liabilities	11,509	8,993
Total liabilities	139,497	93,779
Contingent redemption value of put options	—	5,832
Shareholders’ equity	338,524	327,530
Total liabilities and shareholders’ equity	$478,021	$427,141

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